DEVELOPMENT AGREEMENT FOR
        THE BOEING ENGINEERING DATA
                        RETRIEVAL SYSTEM
                        (CEDRS) PROGRAM.

                     TABLE OF CONTENTS
1.   DEFINITIONS                               3
2.   TERMS AND CONDITIONS                      4
3.   DELIVERY                                  5
4.   ACCEPTANCE                                5
5.   SUPPLIER'S EMPLOYEES AND
SUBCONTRACTORS       6
6.   WORK PRODUCT                              7
7.   PRICES AND PAYMENT                        8
8.   CHANGES                                   11
9.   WARRANTIES                                11
10.  TAXES                                     12
11.  GENERAL PERFORMANCE                       12
12.  PROPRIETARY INFORMATION                   12
13.  INFRINGEMENT                              14
14.  PREMISES INDEMNIFICATION                  14
15.  INSURANCE                                 15
16.  TERMINATION FOR CONVENIENCE               17
17.  CANCELLATION FOR DEFAULT                  17
18.  DELAYS                                    18
19.  COMPLIANCE                                18
20.  RECORDS AND AUDIT                         19
21.  PROTECTION OF PROPERTY                    19
22.  NOTICES                                   19
23.  RELATIONSHIP OF THE PARTIES AND
THEIR   19
     EMPLOYEES
24.  DISASTER RECOVERY                         20
25.  GENERAL PROVISIONS                        20

Effective January 11, 2000, The Boeing Company ("Boeing"), a Delaware corporation, acting through its division, Boeing Shared Services Group, and TMS, Inc.("Supplier"), an Oklahoma corporation, agree to the following terms and conditions.
RECITALS
A. Boeing and Supplier desire to establish now the terms and conditions under which they will do business in the future in order to expedite the placement and fulfillment of orders.
B. Boeing and Supplier have specifically negotiated these terms and conditions with the express intent that they apply to each order placed by Boeing with Supplier during the term hereof.
NOW, in consideration of the recitals, mutual promises, and covenants contained herein, the parties do agree as follows:
                       AGREEMENT
1.   DEFINITIONS
As used herein the following terms, when capitalized, shall have the following meanings:
     "Agreement" means these terms and conditions, each and every Purchase Contract, all Exhibits now or hereafter made part of this Agreement, which are incorporated by this reference, and any other requirements or provisions attached to, incorporated into, or otherwise specified in these terms and conditions or any Purchase Contract.
   "Authorized Boeing Representative" means the representative of
                               Boeing
     Shared Services Group-Puget Sound, Supplier Management & Procurement or any other Boeing Materiel department who is authorized by Boeing to act on behalf of Boeing in business transactions with Supplier.
  "Documentation" means user manuals for any portion of the Work
                             Product,
     all addenda, corrections, and new editions of these materials, and any other materials, in any form, that Supplier customarily provides to endusers of any portion of the Work Product. Documentation includes, without limitation, all of the published specifications for any pre-existing works included in any the Work Product, as of the date the applicable Purchase Contract takes effect.
"Employee" means any employee or agent of Supplier or Subcontractor who
     performs Work.
     "Goods" means Work, Work Product, Statement of Work and any other related items or services.

     "Purchase Contract" means Boeing's written order or change order to Supplier, which references this Agreement, for the performance of services or the delivery of goods, or both, and all specifications, schedules, technical descriptions, statements of work, and other requirements included in or incorporated into such order.
     "Subcontractor" means any subcontractor, at any tier, or any other third party which performs any of Supplier's obligations under this Agreement. "Warranty Period" means the ninety (90) days after acceptance of the Goods.
     "Work" means services performed or to be performed by Supplier under any Purchase Contract.
     "Work Product" means all tangible items delivered to Boeing pursuant to this Agreement, including but not limited to computer software and its documentation, and any other Documentation specifically prepared in the course of performing Work, not including the copyright thereto.
2.   TERMS AND CONDITIONS
     a. Terms and Conditions. These terms and conditions shall take effect on the effective date written above and expire on the fifth anniversary of the effective date, unless earlier terminated in accordance with the terms hereof or by the mutual written consent of the parties. These terms and conditions shall be incorporated into every Purchase Contract described in the paragraph entitled "Orders" automatically and without further formalities, as of the date the Purchase Contract takes effect. These terms and conditions shall apply to all Goods ordered by Boeing during the term of this Agreement.
     b. Orders. Goods may be ordered on the terms and conditions of this
           Agreement solely by an Authorized Boeing Representative on a Purchase Contract. Each Purchase Contract will be effective upon written acknowledgement by Supplier or commencement of performance by Supplier. Such Purchase Contracts shall specify:
           1)    the Work and/or Work Product ordered;
           2)    the price; and delivery schedule.

     c. Objection. Except for the terms set forth in the paragraph entitled
           "Orders," neither party shall be bound by, and each specifically objects to, any term or condition which is different from or in addition to the provisions of these terms and conditions, unless such different or additional term or condition is accompanied by an express reference to the inconsistent term in these terms and conditions, or expressly waives the prohibition of different or additional terms in this paragraph, and is in writing signed by the party to be obligated. Such a modification, however, will apply only to the transaction covered by the Purchase Contract, and has no effect whatsoever on the terms of this Agreement or the order of precedence applicable to any other transactions under this Agreement.
     d. Order of Precedence. In the event of any inconsistency within or relating to this Agreement, the following order of precedence will apply:
           1)    Each Purchase Contract.
           2)    These terms and conditions.
           3) The specifications, technical descriptions, statements of work, schedules, drawings, and designs prepared by or at the direction of Boeing.
           4) The specifications, technical descriptions, statements of work, schedules, drawings, and designs, other than those described in subparagraph (3), prepared by Supplier, including, without limitation, those contained in Supplier's proposal and any correspondence or statements made by Supplier leading up to contract award.
3.   DELIVERY
     Shipment and delivery under this Agreement shall be strictly in accordance with the quantities and schedules specified in the Purchase Contract and with the other requirements of this Agreement. Unless the Purchase Contract specifies a different delivery point, all deliveries under this Agreement shall be F.O.B. destination.
4.   ACCEPTANCE
     a. Acceptance. Acceptance of the Goods shall occur when the Goods meet all of the requirements of this Agreement and the Statement of Work "final acceptance" form has been mutually signed by Boeing and the Supplier.
     b. Conditions. Acceptance of the Goods is subject to inspection and acceptance testing by Boeing in accordance with this Agreement.
     c. Acts Not Constituting Acceptance. Neither trial use nor testing of the Goods, incremental or final payment, nor passage of title, constitutes acceptance or prejudices Boeing's right to reject acceptance of all or any portion of the Goods.

5.       SUPPLIER'S EMPLOYEES AND SUBCONTRACTORS
     a. Qualified Employees. Supplier shall perform and shall cause its
            Subcontractors to perform all of the Work using qualified Employees satisfactory to Boeing. No Employee unsatisfactory to Boeing will be assigned to perform any of the Work. From time-to-time, Boeing may request and Supplier shall provide resumes, references, or other information reflecting the qualifications of any Employee, either before or after he or she is assigned to perform Work.
     b. Replacements. If any Employee is or becomes unsatisfactory to
            Boeing, Supplier or its Subcontractor, as the case may be, shall provide a qualified replacement satisfactory to Boeing in a timely fashion. If, despite its best efforts to do so, Supplier or its Subcontractor is unable to provide a satisfactory replacement, Boeing may cancel the Purchase Contract(s) involved, in whole or in part, without any termination payment or other liability to Supplier, but only to the extent affected by the loss of Work which would have been performed by the unsatisfactory Employee.
     c. Supplier's Responsibilities. All Employees shall at all times be and remain employees of Supplier or its Subcontractors, not employees of Boeing. Supplier shall pay its Employees, and shall ensure that each of its Subcontractors pays its Employees, all wages, salaries, overtime, and other amounts due. Supplier shall be responsible for, and shall ensure that each of its Subcontractors shall be responsible for, all reports, payments, and other obligations respecting their respective Employees, including without limitation, those related to social security, income tax withholding, unemployment compensation, workers' compensation, overtime, and employee benefit plans.
     d. Expenses. Subject to reimbursement, if previously authorized, under the paragraph entitled "Travel Expenses" of the clause entitled "Prices and Payment," Supplier shall be responsible for all expenses of all Employees, including, without limitation, travel to and from the place where the Work is to be performed, living expenses, and local transportation.
     e. Subcontractors. Performance of the Work is a personal obligation of Supplier, and may not be subcontracted or otherwise delegated without prior written consent of Boeing. Specification of a Subcontractor and that portion of the Work to be performed by it in the applicable Purchase Contract shall constitute such consent.

6.   WORK PRODUCT
     The Work to be performed under this Agreement shall be Boeing funded development for enhancements of Suppliers existing Commercial-Off-TheShelf (COTS) Licensed Software, thereby creating a new Version Release of Suppliers COTS Licensed Software which Supplier has the right to market without restriction from Boeing.
     Supplier shall have the right, at it's sole discretion, to further enhance or change the methods incorporated into the Work Product, modify existing features in the COTS Licensed Software, or add additional features to the COTS Licensed Software after final delivery to Boeing provided, Supplier insures backward compatibility with the Work Product will be maintained in any future COTS release of the Licensed Software, so long as Boeing is participating in the associated maintenance/support program defined in the Boeing/TMSSequoia Software License Agreement.
     Boeing may, at its discretion, adopt any new enhancements or use any new methods provided in the future versions of the COTS Licensed Software and relieve Supplier of some or all of the backward compatibility requirements. Such relief must be provided by Boeing in writing per Clause 22 Notices of this Agreement.
     The specific "mime type" Work Product created by Supplier, is unique for Boeing. Although Boeing will not own this unique "mime type" software code, Supplier shall maintain the required Boeing "mime type" Work Product in all future versions of the Suppliers COTS Licensed Software and will insure backward compatibility.
     a. License to Use/Ownership of Copy. The Work Product is and will be the sole and exclusive property of Supplier; along with, all patents, copyrights, trade secrets, and know-how subsisting in the Work Product. Supplier hereby grants and shall grant to Boeing a perpetual, irrevocable, worldwide, nonexclusive license under all such patents, copyrights, trade secrets, and know-how provided Boeing has tendered the applicable license fee to:) use the Work Product on any computing equipment;
          2)    change the form of any Documentation
          3) incorporate the Work Product into aerospace products and services for delivery to Boeing customers, and sublicense Boeing customers to use the Work Product in conjunction with such products and services; and

          4)    sublicense agents, contractors, and subcontractors
to exercise
                rights 1) through 4) of this paragraph in
                connection with work they may do for the benefit of
                Boeing
                Boeing shall have the right to sublicense and re-
                distribute the Work Product only as part of
                Suppliers COTS Software License and only as granted
                in The Boeing Company/TMSSequoia Corporate Software
                Licenses Agreement.
     b.   Knowledge, Skill, and Experience.  Supplier retains the
right to use
          the knowledge, skill, and experience gained by Supplier
          in the course of performing the Work.
     c.   Boeing Proprietary Information.  Supplier shall preserve
all Boeing
          Proprietary Information (as hereinafter defined in the
          clause entitled "Proprietary Information") included in
          the Work Product in confidence, and shall not use,
          duplicate, or disclose any Boeing Proprietary Information
          for any purpose other than the performance of the Work or
          any other contract with Boeing, without the prior express
          written permission of Boeing.
7.   PRICES AND PAYMENT
a. Price. Any price specified in the Purchase Contract for the purchase of Goods is a firm, fixed price.
b. Payment. Supplier shall issue a separate invoice for each delivery. The invoice, however, shall not be issued before performance.
    Payment will be mailed thirty (30) days after receipt of a correct invoice. If the Goods have not been accepted by the close of this period, however, payment will be made promptly after acceptance of the Goods. For purposes of prompt payment discounts, if any, the payment due date will be computed from acceptance or receipt of a correct invoice, whichever is later, to the date Boeing's check is mailed or otherwise tendered. Supplier will prominently display notice of any applicable prompt payment discounts on the invoice. Unless taxes or other applicable charges are itemized, any discount may be taken on the full amount of the invoice.
c.   Travel Reimbursement
     (1)    Reimbursement for Expenses.  Provided and to the extent
            Supplier is required to perform all or any portion of the Work outside of Supplier's local area, and provided that the
            Purchase Contract expressly authorizes per diem payments,
            Boeing shall reimburse Supplier for all necessary travel expenses associated with such Work as set forth below.
     (2) Payment. Reimbursable travel expenses shall be invoiced and paid in accordance with this clause. Per diem and all reasonable and necessary travel-related expenses shall be shown as separate line items on all invoices.
            (a) Receipts Required. Except for per diem expenses, all expenses in excess of $25.00 for which reimbursement is requested must be supported by and submitted with original receipts or clear, readable copies of receipts. Travel itineraries are not acceptable receipts for airfare.
            (b) Travel Expense Reports. All travel expenses for which Supplier requests reimbursement shall be summarized on a travel expense report. The report shall contain a summary of the Purchase Contract statement of work task pursuant to which the travel expenses were incurred. A separate travel expense report shall be provided for each employee of Supplier.
     (3) Expenses Reimbursed. Supplier shall be reimbursed for the following travel related expenses. No markup shall be applied by Supplier to these expenses for indirect cost recoupment or for profit.
            (a) Living Expenses. Boeing shall pay Supplier a per diem amount of $34.00 per day for living expenses, including meals and tips, laundry, baggage handling, and other items of a personal nature. Per diem shall be prorated on the day of departure from, and return to, the permanent location of Supplier's employee. The permanent location is the home office of the employee,
                   or the place of assignment of the employee when transferred to that location. The calendar day
                   (midnight to midnight) is the unit used for computing
                   per diem, based on four consecutive sixhour periods or fractions thereof, as follows:
               Time Period              Departure    Return
               12:01 am - 6:00 am       100%         25%
               6:01 am - 12:00          75%          50%
               noon
               12:01 pm - 6:00 pm       50%          75%
               6:01 pm - 12:00          25%          100%
               midnight
         (b) Lodging. Boeing shall pay Supplier for reasonable lodging expenses incurred and taxes related thereto, up to a maximum of $100.00 per room per night. Supplier shall request commercial or guaranteed rates for room accommodations.
              (c) Air fare. Air travel shall be by coach class. Airfare expenses shall not be in excess of the lowest customary standard coach, or equivalent, airfare offered during normal business hours.

              (d) Mileage Allowance. Supplier will be reimbursed for taxicab fare, or will be paid a mileage allowance of $.28 per mile for use of a personally-owned vehicle, between the residence of Supplier's employee and the airport from and to which the employee departs and returns while on authorized travel. In addition, in the event of use of a personally-owned vehicle, Boeing shall pay Supplier for airport parking fees incurred by Supplier's employees while on such travel.
              (e) Rental Cars. Boeing shall pay Supplier for costs associated with renting a car during the period the Work is being performed. Supplier's employees supporting Boeing contracts are entitled to use Boeing's corporate rental car rates; reimbursable costs shall thus be limited to the Boeing corporate rate for compact cars, or the actual rental amount paid for the car, whichever is lower. Rental insurance expenses will not be reimbursed.
              (f) Multiple Customer. In the event Supplier is performing work for multiple customers at the travel site, Supplier shall pro-rate travel-related expenses between Boeing and such other customers in accordance with the hours worked for each, and Boeing shall only reimburse Supplier for its proportionate share of such expenses.
              (g) Other Expenses. Boeing shall pay Supplier for other travel-related expenses incurred including vehicle tolls, parking fees, Work-related telephone charges, and incidental expenses of a non-personal nature.
        (4) Expenses Not Reimbursed. Supplier shall not be reimbursed for travel related expenses which are not deemed to be necessary, including (1) charges for "pay per view" cable television, damage to property, entertainment, fines and penalties, insurance costs for personal possessions or property, personal trip insurance, medical expenses, membership dues, hotel room movies, professional fees, or expenses associated with recreational or social activities;
                    (2) per diem expenses for periods of vacation, or voluntary leave without pay or unauthorized absences (including weekends and holidays falling within such periods), sick leave, bereavement, jury duty, or Supplier's employee training not specifically authorized by Boeing; (3) expenses for return trips home (flybacks) during the period the Work is being performed; (4) expenses for items of a personal nature; and (5) expenses for alcoholic beverages.
        (5) Submittal of Expenses. Supplier shall have up to three (3) months after the incurrence of a travel related expense to submit a claim to Boeing for reimbursement.

         (6) Unallowable/Unsupportable Expenses. Boeing shall have the right to reduce payment for unsupported costs, and for questionable costs associated with prior billings that have been paid but are subsequently determined to be unallowable.
8.       CHANGES
     a. Directed Changes. The Authorized Boeing Representative may from time to time direct changes, in writing, within the general scope of any Purchase Contract in one or more of the following: (i) technical requirements and descriptions, specifications, statements of work, drawings, or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection, or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; and (v) amount of any Boeing furnished property. Supplier shall comply immediately with such direction and avoid unnecessary costs related thereto.
     b. Price and Schedule Adjustments. If any change under the paragraph entitled "Directed Changes" of this clause causes an increase or decrease in the cost or the time required for performance of the Purchase Contract, an equitable adjustment in the prices and schedules of the Purchase Contract shall be made to reflect such increase or decrease, and the Purchase Contract shall be modified in writing accordingly. Unless otherwise agreed in writing, any claims by Supplier for adjustment must be delivered to Boeing in writing within thirty (30) days after Supplier's receipt of such direction. Pursuant to the clause entitled "Records and Audit," Supplier shall make available for Boeing's examination relevant books and records to verify Supplier's claim for adjustment. Failure of Boeing and Supplier to agree upon any adjustment shall not excuse Supplier from performing in accordance with such direction.
     c. Other Changes. If Supplier determines that the conduct of any of Boeing's employees constitutes a change under this clause, Supplier shall notify Boeing immediately in writing as to the nature of such conduct and its effect upon Supplier's performance. Pending direction from the Authorized Boeing Representative, Supplier shall take no action to implement any such change or deviation.
    d. Binding Effect. No change to any Purchase Contract will be effective or binding upon Boeing unless authorized in writing by the Authorized Boeing Representative.

9.   WARRANTIES
     Supplier warrants the following to Boeing during the Warranty Period:
     a. Media Defects. The media on which the Work Product is provided to Boeing shall be free of defects in material and workmanship. 11

     b. Performance. Any computer software provided as part of the Work Product shall perform in accordance with its Documentation.
     c. Date Functions. The Licensed Software must correctly process all dates past December 31, 1999, and all date related information and processes. Any program created or developed that Boeing will own or maintain or that will interface with Boeing owned or maintained software shall contain a four character year data element whenever defining, using, and/or storing calendar dates beyond December 31, 1999, and shall process those dates correctly.
     d. Conformance to Requirements. The Work Product shall conform in all respects to the Documentation and to all of the requirements of this Agreement.
     e. Legal Sufficiency. Supplier and each of its Subcontractors have taken all necessary steps, including, without limitation, obtaining written agreements from all Employees, legally sufficient to perform its obligations under the "Work Product" clause of this Agreement.
10.  TAXES
     All taxes, including, but not limited to, federal, state, and local income taxes; franchise taxes; federal, state, and local sales and use taxes (except sales or use taxes imposed on account of a transaction made under this Agreement); gross receipts taxes; and property taxes, are deemed to be included in the price of the Goods. If sales or use tax, value-added tax, or custom duty tax is applicable to any of the Goods, it shall be so noted on the Purchase Contract, and Supplier shall bill the tax separately on its invoice.
11.  GENERAL PERFORMANCE
     Supplier represents and warrants that Supplier has the legal right to enter into, and perform its obligations under, this Agreement.
12.  PROPRIETARY INFORMATION
a. Definition. For purposes of this Agreement, Supplier shall keep confidential and otherwise protect from disclosure all information and property obtained from Boeing in connection with this Agreement and identified as confidential or proprietary ("Boeing Proprietary Information"). Unless otherwise expressly authorized herein or by Boeing, Supplier shall use Boeing proprietary Information only in the performance and for the purpose of this Agreement.
b. Disclosure and Use. For a period of three (3) years after receipt, the receiving party shall preserve Proprietary Information received from the originating party in confidence, and shall refrain from disclosing such Proprietary Information to any third party without written authorization from the originating party. During the term of the Project, the receiving party shall use Proprietary Information received from the originating party solely in connection with the Project. The disclosure and use obligations set forth above shall be considered satisfied by the receiving party through the exercise of the degree of care, but in no event less than reasonable care, used to restrict disclosure and use of its own information of like kind and importance.

c. Exception. This Agreement shall not restrict disclosure or use of Proprietary Information that is:
     1) Known to the receiving party without restriction when received, or thereafter is developed independently by the receiving party, without reference to Proprietary Information of the originating party; or
     2) Obtained from a source other than the originating party through no breach of confidence by the receiving party; or
     3) In the public domain when received, or thereafter enters the public domain through no fault of the receiving party; or
     4) Disclosed by the originating party to a third party without restriction; or
     5) Required by applicable law or regulation, provided the receiving party notifies the originating party of the requirement promptly, and cooperates with the originating party (at the request and expense of the originating party) in contesting the requirement.
d. No Other Rights Granted. Proprietary Information shall remain the property of the originating party. Except for the rights expressly granted under this Agreement, neither this Agreement nor the disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any trade secrets, copyrights, inventions, or patents now or hereafter owned or controlled by either party. This Agreement does not grant any right or license, or impose any restriction on use or disclosure with respect to information, other than Proprietary Information, disclosed or received by either party in connection with the Project.
e. Wind-up Activities. Upon termination of the Project and unless instructed to do otherwise by the originating party, the receiving party shall cease use of and destroy all of the Proprietary Information, if any, received from the originating party. The originating party may request, and the receiving party shall provide, written certification of the destruction. Notwithstanding the foregoing, each party may retain one copy of each and every permanent record of the Proprietary Information disclosed to it under this Agreement solely as a record of the disclosure.

f. Transfer of Employees. Supplier acknowledges that Boeing is or may be using third party programs, documentation, computing equipment, and other products which provide functionality and capabilities similar to those provided by the Goods. Likewise, Boeing acknowledges that Supplier is developing, or may desire to develop, new and improved products which address the needs and requirements of customers similar to Boeing. Notwithstanding any other provision of this clause or this Agreement, therefore, so long as each party does not knowingly disclose Proprietary Information received from the other party, each party may transfer and allow those employees who have had access to and reviewed the other party's Proprietary Information under this Agreement to use the ideas, concepts, and know how gained from such access in other assignments.

13.  INFRINGEMENT
     Supplier shall defend, indemnify, and hold harmless Boeing and its subsidiaries and their respective directors, officers, employees, and agents from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages of any kind and nature whatsoever (hereinafter referred to as "Claims") and expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees related thereto, or incident to establishing the right to indemnification, whether or not specifically awardable under any court rules, to the extent such Claims arise out of the infringement of any patent or copyright by the Goods, or involve the wrongful use of any trade secret or confidential information. Boeing shall give Supplier notice of all Claims made against Boeing, give Supplier an opportunity to defend or settle such Claims, and cooperate with Supplier (at Supplier's expense) in the defense or settlement. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor.
14.  PREMISES INDEMNIFICATION
     a. Supplier's Indemnity. Supplier shall defend, indemnify, and hold harmless Boeing, its subsidiaries and their respective directors, officers, employees, and agents (hereinafter referred to as "Indemnitees") from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages, of any kind and nature whatsoever (hereinafter referred to as "Premises Claims"), for property damage, bodily injury, or death (including, without limitation, Premises Claims brought by employees of Supplier or any Subcontractor) and expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees related thereto, or incident to the right to indemnification, whether or not specifically awardable under any court rules, arising out of or any way related to the performance of the contract by Supplier or any Subcontractor, or their respective employees including, without limitation, the provision of services, personnel, facilities, equipment, support, supervision, or review, to the extent such claims arise from any negligent act or omission or willful misconduct of Supplier, any Subcontractor, or their respective employees. Supplier expressly waives any immunity under industrial insurance, whether arising from Title 51 of the Revised Code of Washington or any other statute or source, to the extent of the indemnity set forth in this paragraph.
          In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor.

     b. Subcontractor Indemnification. Supplier shall require each Subcontractor to provide an indemnity, enforceable by and for the benefit of, the Indemnitees, to the same extent required of Supplier.
15.  INSURANCE
     a. Commercial General Liability. Throughout the period of performance of this Agreement and until final acceptance by Boeing, Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain, Comprehensive General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death, and property damage combined. Such insurance shall be in a form and with insurers acceptable to Boeing, and shall contain coverage for all premises and operations, broad form property damage, contractual liability, and products and completed operations insurance. Any policy or policies that provide the insurance required under this paragraph shall be endorsed to name "The Boeing Company, its subsidiaries, and their respective directors, officers, agents, and employees" as additional insureds with respect to liability arising out of work performed by Supplier or any Subcontractor, as applicable (ISO 20 10 Form B, or equivalent, without limitation, reservation, or qualification).
b. Automobile Liability. If licensed vehicles will be used in connection with the performance of this Agreement, Supplier shall carry and maintain, and ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this Agreement carries and maintains, throughout the period of performance of the Agreement, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed, or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage.

c. Workers' Compensation and Employers Liability. Throughout the period of performance of this Agreement and until final acceptance by Boeing, Supplier shall carry and maintain, and ensure that all Subcontractors carry and maintain, insurance in accordance with the applicable laws relating to workers' compensation with respect to all of its employees working on or about Boeing premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law. Supplier shall also carry and maintain, and shall ensure that all Subcontractors carry and maintain, Employers Liability coverage with limits of not less than Five Hundred
     Thousand Dollars ($500,000) each accident. To the extent provided by law, any policy which provides any of the insurance required under this paragraph shall contain a waiver of rights of subrogation against Boeing, its subsidiaries and their respective directors, officers, agents, and employees. If Boeing is required by any applicable law to pay workers' compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse
     Boeing for such payment.
d.   Certificates of Insurance.
     (1) Prior to the commencement of the period of performance, Supplier shall provide for Boeing's review and approval certificates of insurance reflecting full compliance with the requirements set forth in the paragraphs entitled "Commercial General Liability," "Automobile Liability," and "Worker's Compensation and Employers Liability" of this clause. Such certificates shall be kept current and in compliance throughout the period of performance and until final acceptance by Boeing, and shall provide for thirty (30) days advance written notice to Boeing in the event of cancellation or material change adversely affecting the interests of Boeing. Any policy or policies providing the insurance required under this clause may be inspected by Boeing upon request.
     (2) Supplier at Supplier's expense shall maintain or cause to be procured and maintained the policies of insurance required under this clause. Any self retained layer, deductibles, and exclusions in coverage in such policies shall be assumed by, for the account of, and at the sole risk of Supplier or the Subcontractor which provides the insurance and, to the extent applicable, shall be paid by such Supplier or Subcontractor. In no event shall the liability of Supplier or any Subcontractor be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor, or to the minimum limits of insurance required under this clause.
          (3) Where Supplier is subject to the requirements of a "monopolistic" state which does not permit insured workers compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self insurance program, will satisfy the certificate requirement. Such letter will identify the state account or self insurer number. For Employer's Liability coverage in such monopolistic states, evidence of a "Stop Gap" endorsement to the General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.
16.       TERMINATION FOR CONVENIENCE
Termination. Boeing may terminate any Purchase Contract, in whole or in part, by providing notice of such termination to Supplier, specifying the extent and effective date of such termination thereof. On the specified termination date, Supplier shall (i) stop Work to the extent specified in the termination notice, and (ii) cease shipment of all Goods covered by the termination notice, other than those already delivered and accepted in accordance with this Agreement as of the termination date. Supplier shall continue to perform those obligations under this Agreement to the extent not terminated.
Effect of Termination. In the event and to the extent of any termination under this clause, all obligations of Supplier and all rights and licenses of Boeing under the Purchase Contract involved shall thereupon be terminated, but only with respect to the Goods covered by the termination notice. Supplier shall continue to perform those obligations under this Agreement to the extent not terminated.
c. Termination Payment. In the event and to the extent of any termination under this clause, Boeing's total liability shall be to pay Supplier the purchase price for all Goods delivered and accepted, but not paid for under the Purchase Contract, on or prior to the termination date specified in the termination notice. Supplier shall give Boeing written notice of its intent to submit any claims for compensation under this clause within thirty (30) days after the effective date of termination, and shall submit all such claims within sixty (60) days after the effective date of termination. Supplier hereby waives, releases, and renounces any claim for compensation not made within this period.
17.       CANCELLATION FOR DEFAULT
    a. Cancellation. Either party may cancel any Purchase Contract, in whole or in part, to the extent the other party fails to perform any of its material obligations under the Purchase Contract, and does not cure the failure within thirty (30) days after service of a default notice, specifying the failure.
    b. Effect of Cancellation. In the event and to the extent of any cancellation under this clause, all obligations of the nondefaulting party and all rights and licenses of the defaulting party under the Purchase Contract shall thereupon be canceled, but only with respect to the Goods covered by the cancellation notice, and all rights and licenses of the nondefaulting party and all accrued obligations of the defaulting party under the Purchase Contract shall survive. In the event of a Supplier default, Boeing may request, and Supplier shall deliver, the most currently available Goods.

     c. Cancellation Payment. In the event and to the extent of any cancellation by Supplier under this clause, Boeing's total liability shall be to pay Supplier for the Goods delivered and accepted, but not paid for under the Purchase Contract, on or prior to the effective date of cancellation. Boeing may return, and Supplier shall have no claim against Boeing for, Goods not accepted by Boeing or for rejected Goods. Supplier shall give Boeing written notice of its intent to submit any claims for compensation under this clause within thirty
          (30) days after the effective date of cancellation, and shall submit all such claims within sixty (60) days after the effective date of cancellation. Supplier hereby waives, releases, and renounces any claim for compensation not made within this period.
     d. Termination for Convenience. If, after issuance of a default notice under the paragraph entitled "Cancellation" of this clause by Boeing, it is determined for any reason that the Supplier was not in default, or that the default was excusable under the provisions of this Agreement, then there will be no cancellation and the Purchase Contract will be terminated for convenience in accordance with the provisions of the clause entitled "Termination for Convenience," as of the date the cancellation would have taken effect under this clause.
18.  DELAYS
     The time for performance by either party under this Agreement shall be extended for a period equal to any delay caused by unforeseeable causes beyond the control of the party. These causes include acts of God acts of war epidemics fire power failure and labor difficulties between the party and its employees.
19.  COMPLIANCE
     a. With Applicable Laws. Supplier warrants that in the performance of its obligations under this Agreement, it has complied with or will comply with Chapters 6, 7, and 12 of the Fair Labor Standards Act, as amended, and the regulations of the U.S. Department of Labor issued thereunder. The provision entitled "Equal Opportunity" set forth in FAR 52.22226 is incorporated herein by this reference, except that "Contractor" means Supplier. Upon request, Supplier shall submit certification that it performed its obligations under this Agreement in accordance with the foregoing warranty.
     b. With Boeing and Local Rules and Regulations. Supplier shall ensure that any Employees on any Boeing premises (i) comply with Boeing's employee rules of conduct, including, without limitation, Boeing's security and safety procedures, and (ii) comply with all federal, state, and local health, safety, and environmental laws and regulations applicable to such Boeing premises.
     c. With Export Laws and Regulations. Boeing shall comply with the laws and regulations of the United States and its departments and agencies, relating to the export of technical data.

20.  RECORDS AND AUDIT
     For a period no less than three (3) years after final payment under each and every Purchase Contract, Supplier shall retain source data supporting list prices for all items billed to Boeing. Source data means documents, including, without limitation, price lists dating back to the time the order was placed, sufficient to verify the correctness of the price charged Boeing. Supplier shall, upon request by Boeing, make source data available to Boeing for examination, reproduction, and audit.
21.  PROTECTION OF PROPERTY
     Unless otherwise specified, upon delivery to Supplier, or manufacture or acquisition by Supplier, of any materials, parts, tooling, data, or other property, title to which is in Boeing, Supplier assumes the risk of, and shall be responsible for, any loss thereof or damage thereto.
     In accordance with the provisions of the Purchase Contract, but in any event upon delivery of the Goods, Supplier shall return such property to Boeing in the condition in which it was received except for reasonable wear and tear and except for such property as has been incorporated in the Goods or reasonably consumed in the performance of the Work.
22.       NOTICES
     Any notice, authorization, designation, request, or instruction under or in connection with this Agreement to be effective shall be in writing and shall be deemed duly given or served upon delivery, addressed as set forth below. Either party may notify the other in the foregoing manner of any other address to which such communications are to be addressed under this Agreement.

BOEING:                            SUPPLIER:
     The Boeing Company Supplier   TMS, Inc.
     Management & Procurement
        P. O. Box 3707   M/S          206 W. 6th Avenue
     Seattle, WA  98124-2207       Stillwater, OK  74074-4017
     Attention: Supplier           Attn:  Shari McClure
     Management & Procurement -    Product Manager
     Share Services
23.     RELATIONSHIP OF THE PARTIES AND THEIR EMPLOYEES
    a. Independent Contractors. Supplier is an independent contractor. Nothing in this Agreement shall be construed as creating any relationship between Supplier and Boeing other than that of buyer and seller, or licensor and licensee, respectively. This Agreement is not intended to be, nor shall it be construed as, a joint venture, association, partnership, franchise, or other form of business organization or agency relationship.

    b. No Agency. Neither party shall have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other, except as expressly provided herein.
24. DISASTER RECOVERY
   In the event of a disaster or catastrophe totally or partially disabling
    Boeing's computing or telecommunications capability, whether due to natural or man-made causes, Supplier agrees to use its best efforts to aid in the prompt restoration of computing or telecommunications capability, including but not limited to furnishing of emergency replacements of Goods upon request via overnight delivery, provision of maintenance services, and providing technical assistance to Boeing in its attempts to recover data. Boeing shall be treated at least as favorably as Supplier's most favored customer in the event that the disaster or catastrophe affects others. Boeing and Supplier shall negotiate in good faith to provide reimbursement to Supplier for the actual costs of time, materials, and shipping involved in such emergency response.
25.  GENERAL PROVISIONS
    a. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.
    b. Assignment. Except as set forth in the paragraph entitled "Subcontractors" of the clause entitled "Supplier's Employees and Subcontractors," neither this Agreement, nor any obligations under it, may be assigned or delegated by either party without the prior written consent of the other party, except that Boeing may unilaterally assign this Agreement, in whole or in part, to any subsidiary of Boeing.
    c. Publicity. Neither party shall use the name of the other party in any news release, public announcement, advertisement, or other form of publicity without securing the prior written consent of the other. Neither party shall disclose any of the terms of this Agreement to any third party without the prior written consent of the other, except to the party's auditors or attorneys or under subpoena duly issued by a court of competent jurisdiction. Notwithstanding the foregoing, Boeing hereby consents to Supplier's inclusion of Boeing's name in a customer listing published in a prospectus or an annual report, provided Boeing is not the sole customer listed.
    d. Survival. Except for any licenses expressly terminated or canceled, all licenses granted under this Agreement, all indemnities, warranties, and representations made under this Agreement, and all accrued obligations under the clause entitled "Proprietary Information" and the paragraph entitled "Publicity" will survive cancellation or termination of this Agreement. Cancellation or termination of this Agreement or any Purchase Contract will not affect operation of those provisions of this Agreement which, by their terms, survive or are required to effectuate the intent of the parties, as reflected by this Agreement.

    e. Third-Party Beneficiary. Every subsidiary of Boeing is an intended third-party beneficiary of this Agreement with rights of enforcement.
    f. Rights and Remedies. Except as limited under this Agreement, the rights and remedies afforded to each party under this Agreement are in addition to any other rights or remedies, at law or in equity, or otherwise, including, without limitation, the rights and remedies of Boeing as a licensee of intellectual property under 11 U.S.C. 365(n) (e.g., to retain its rights under this Agreement, and to request and obtain a copy of the source code and associated programmer's notes of any computer software provided to Boeing under this Agreement in object code form, as the embodiment of such intellectual property).
    g. Waiver. Either party's failure to exercise any of its rights under this Agreement shall not constitute a waiver of any past, present, or future right or remedy.
    h. Litigation. The prevailing party in any litigation arising out of this Agreement shall be entitled to recover its expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees from the losing party, whether or not specifically awardable under any court rules. The venue for any such litigation shall be King County, Washington.
    i. Controlling Law. This Agreement shall be construed under and governed by the law of the State of Washington, without regard to conflict of law provisions.
    j. Acknowledgement. Supplier acknowledges that it has not been induced to enter into this Agreement by any representations or promises not specifically stated in this Agreement, and that the provisions of this Agreement (including, without limitation, the clauses entitled "Infringement" and "Premises Indemnification") have been negotiated by the parties and reflect an allocation of risk between the parties which is a basis of their bargain, both now and with respect to each and every Purchase Contract.
    k. Amendments. These terms and conditions may not be changed, amended, or modified, except by an amendment in writing, executed by the Authorized Boeing Representative and an authorized representative of Supplier.

    l. Complete Agreement. This Agreement contains the complete and exclusive statement of the terms of the agreement between Boeing and Supplier with respect to the Goods, and merges any prior or contemporaneous agreements, commitments, proposals, representations, or communications, oral or written, with respect to the Goods.
  IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the dates set forth below.

THE BOEING COMPANY              TMS, Inc.
(Acting through its division,
Boeing Shared Services Group)
By: /s/ Nancy Davenport         By:  /s/ Richard Scanlan
Title:  Sr. Procurement Agent   Title: VP Internet Products
Date:  1/11/2000                Date:  1/27/00